EXHIBIT 99.1
December 20, 2013
Fastenal Company Provides 2013 Fourth Quarter Update
WINONA, Minn., December 20, 2013 (GLOBE NEWSWIRE) -- The Fastenal Company of Winona, MN (Nasdaq:FAST) provided an update on 2013 fourth quarter activities.
A message to our shareholders,
As you know, 2013 has been a building year for Fastenal, not a year of ‘Fastenal-like growth’. During our second and third quarter conference calls, we discussed how our store-based headcount was not growing sufficiently to drive satisfactory growth, and that we were working to quickly correct the situation. In the six month period from May to November, our store headcount has grown from 10,143 to 11,421. This has increased the store-based headcount available to serve our customers by about 12.6%. This is exciting for our business.
During the last three months, our daily sales growth (when compared to the corresponding month in the preceding year) was 5.7% (September), 7.7% (October), and 8.2% (November). While this improvement has been a welcome sight, it is a weaker improvement than we anticipated. We have always maintained a high bar for our organization, 2013 is no exception.
Everything you have read is public information. The reason for this release is simple; we anticipate we will miss the average analyst net earnings expectations for the fourth quarter of 2013 of $0.36 per share. The drivers of this miss consist of the following:

(1)
Sales - our manufacturing sales are improving, driven by customers engaged in light and medium duty manufacturing (largely related to consumer products). However, the heavy manufacturing component of our business began to weaken late in 2012 (this consists of large OEM fastener customers largely related to construction, military, and mining equipment), and this weakness has intensified in recent months. This heavy manufacturing group represents approximately one quarter of our manufacturing business, and it has been experiencing negative growth for much of the year.

(2)
Employee costs - the expansion of our store headcount (discussed above) and the increase in our field leadership (from May to November, we expanded our district manager group by over 27%) were known events, we just need more gross profit growth to fund this expansion. These costs have been partially offset by lower incentive pay and lower profit sharing contributions, but this doesn’t change the basic math - we need a better gross profit picture to fund the expansion.

(3)
Gross margin - is running below our expectations. The first drivers are lower utilization of our trucking network and lower supplier incentives. These are expected to naturally correct themselves in the new year as seasonality lifts our utilization and supplier incentives (which are typically aligned with the calendar year) reset for 2014. The final components relate to product mix (fasteners carry our highest gross margin and have had a weak 2013) and a very competitive marketplace. These last two factors require external and internal improvements. We are actively working on the internal component and are positioning our business to take advantage of improvements in the industrial economy, but the timing of this is uncertain.

Despite the trends noted above, we believe we will have growth in net earnings per share in the fourth quarter of 2013, when compared to the fourth quarter of 2012 (when we reported net earnings of $0.33 per share), and are optimistic about our prospects going into the new year. The added selling energy in our store locations is expected to position our business well for the future and, if we were given the opportunity to repeat 2013 with the benefit of complete hindsight, we would have expanded our headcount sooner and would have been willing to forego short-term earnings. In closing, we felt an obligation to share this message with our shareholders. This message also allows us the ability to speak more frankly within the Fastenal organization - this serves us all well. We sincerely hope you have a safe and enjoyable holiday season.
The Fastenal Team

Fastenal sells different types of industrial and construction supplies in the following product categories: threaded fasteners and miscellaneous supplies; tools; metal cutting tool blades and abrasives; fluid transfer components and accessories for hydraulic and pneumatic power; material handling; storage and packaging products; janitorial, chemical and paint products; electrical supplies; welding supplies; safety supplies; metals, alloys and materials; and office supplies.
Additional information regarding Fastenal is available on the Fastenal Company World Wide Web site at www.fastenal.com.
The Fastenal Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=6432.
Certain statements contained in this press release do not relate strictly to historical or current facts. As such, they are considered "forward-looking statements" that provide current expectations or forecasts of future events. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by the use of terminology such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "will," "forecast," "plan," "project," and similar words or expressions. Any statement that is not a historical fact, including estimates, projections, future trends and the outcome of events that have not yet occurred, is a forward-looking statement. You should understand that forward-looking statements involve a variety of risks and uncertainties, known and unknown, and may be affected by inaccurate assumptions. Consequently, no forward-looking statements can be guaranteed and actual results may vary materially. Fastenal undertakes no obligation to update any forward-looking statements. A discussion of certain risks and uncertainties is included in the Company's 2012 annual report on Form 10-K under the section captioned "Risk Factors" and the Company's 2012 annual report on Form 10-K and 2013 quarterly reports on Form 10-Q under the sections captioned "Management's Discussion and Analysis of Financial Condition and Results of Operations". FAST-G

CONTACT:	Ellen Trester
Financial Reporting & Regulatory Compliance Manager
507.313.7282